RELOCATION PACKAGE AGREEMENT



The Board of Directors of Hauppauge Digital, Inc. ("Company") agrees to Dean Cirielli's Relocation Package and to reimburse him for relocating to the Long Island area, NY, the terms of which are set forth as follows:

1. The actual cost of moving Mr Cirielli's and his family's personal effects to the Long Island area, NY ("Moving Costs");

2.   No more than $4000 to cover Mr.  Cirielli's  mortgage points for buying the
     purchase  of  his  new  home  in  the  Long  Island  area,   NY  ("Mortgage
     Commission");

3. Mr. Cirielli's selling agent's actual commission for selling his present home ("Selling Agent's Commission), such sum constituting no more than 5% of the sale price of his present home;

(the aggregate of the Moving Costs, the Mortgage Commission and the Selling Agent's Commission collectively referred to as the "Relocation Costs");

4.   The Relocation Costs shall not exceed the sum of $100,000;

5. Payment of the Relocation Costs to Mr. Cirielli shall be in accordance with the following schedule:

     (a) 50% of the Relocation Costs or $50,000 (whichever is the lower) on or before he physically and permanently relocates to Long Island, NY, such date to be the date of signing a definitive sale and purchase agreement to either sell his existing residence or buy a house in the Long Island area, NY, whichever is the earlier (the "Relocation Date");

     (b) 25% of the Relocation Costs or $25,000 (whichever is the lower) on the first anniversary of the Relocation Date; and

     (c) 25% of the Relocation Costs or $25,000 (whichever is the lower) on the second anniversary of the Relocation Date

6. If the Company terminates Employee's employment prior to the end of the Term (as defined in the Employee's Employment Agreement dated 1 May 2002, hereinafter referred to as the Employment Agreement) without cause pursuant to Par. 2(e)(2) of the Employment Agreement or Employee tenders his resignation pursuant to Par. 2(f) of the Employment Agreement because of 1) a material downgrading in Employee's duties or responsibilities, 2) a permanent change in

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     Hauppauge's  principal  office  to a  location  not  within 20 miles of its present location or 3) any permanent relocation of Employee to a place of business more than 20 miles of its present location, Employee shall be entitled to any unpaid Relocation Costs, with such payment to be made in a lump sum within sixty (60) days of termination. For the avoidance of any doubt, the Relocation Costs payment schedule as spelt out in Clause 5 above shall remain unaltered and binding on parties in the event that the Employment Agreement expires and Employee continues to be in the employment of Company. This clause shall survive any termination of this Agreement and the Employment Agreement and shall expire upon the said payment being made to the Employee in full and final satisfaction of the Company's relocation obligation to Employee.

7.   This Agreement shall be read in conjunction with the Employment Agreement.


/s/ Ken Plotkin
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Ken Plotkin
For and on behalf of the Board of Directors
Hauppauge Digital Inc.

ACCEPTED BY:


/s/ Dean Cirielli
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Dean Cirielli